David Nagel Joins Align Technology Board of Directors

SANTA CLARA, Calif., July 15 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN) today announced that it has appointed David C. Nagel, Ph.D. to its board of directors.  Dr. Nagel will serve as a member of the compensation committee and as chair of the technology committee.  Dr. Nagel also serves on the board of directors of Leapfrog Enterprises Inc., Openwave Systems, Inc., and Tessera Technologies, Inc.

“Dr. Nagel’s extensive technical knowledge and senior leadership experience in consumer technology companies with strong global brands such as Apple, AT&T and Palm is a tremendous asset for Align,” said Thomas M. Prescott, president and CEO of Align Technology, Inc. “Dr. Nagel is a great addition to our board of directors and we are honored to have him chair our technology committee. We look forward to his contributions as we continue to create the next generation of Invisalign and drive adoption worldwide.”

Dr. Nagel was most recently president and CEO of PalmSource, now known as ACCESS Systems Americas, Inc., a subsidiary of ACCESS which develops the Palm OS PDA operating system. Nagel also served as a member of the Palm board of directors. Prior to joining Palm, Nagel was the chief technology officer at AT&T and president of AT&T Labs. Earlier in his career, Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Nagel was head of NASA human factors research at NASA’s Ames Research Center. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from UCLA.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

CONTACT:  Investor Relations, Shirley Stacy of Align Technology, Inc., +1-408-470-1150, sstacy@aligntech.com; Press, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-261-7803, align@ethoscommunication.com, for Align Technology, Inc.